                                                              Exhibit 1.A.(3)(a)

                            DISTRIBUTION AGREEMENT

      AGREEMENT, made as of the 26th day of August, 1993, by and between John Hancock Mutual Life Insurance Company ("John Hancock") and, on its own behalf and on behalf of its several existing and future separate accounts registered under the Investment Company Act of 1940 (the "Investment Company Act"), including without limitation John Hancock Variable Life Accounts U, V and S, John Hancock Variable Life Insurance Company ("JHVLICO").

      WHEREAS, John Hancock is the principal underwriter of John Hancock Variable Series Trust I ("the Fund"), a series mutual fund whose shareholders are separate accounts of insurance companies, including JHVLICO, pursuant to an Underwriting and Administrative Services Agreement dated as of January 15, 1986 ("Underwriting Agreement");

      WHEREAS, insurance companies issue variable life insurance and annuity products under which net premiums or considerations are allocated to such separate accounts for investment in the Fund;

      WHEREAS, the Fund is registered as an open-end investment company under the Investment Company Act;

      WHEREAS, John Hancock is registered as a broker-dealer under the Securities Exchange Act of 1934 ("1934 Act") and is a member of the National Association of Securities Dealers, Inc.;

      WHEREAS, JHVLICO will issue variable life insurance policies ("Policies") whose net premiums are or will be allocated to JHVLICO's registered separate accounts; and

      WHEREAS, John Hancock and JHVLICO wish to enter into this Agreement defining the conditions under which John Hancock will distribute the Contracts;

      NOW THEREFORE, John Hancock and JHVLICO hereby agree as follows:

      1. John Hancock shall offer for sale and sell Policies on behalf of JHVLICO in each state and other jurisdictions in which such policies may be lawfully sold. Such offering or sale shall be on such terms and conditions and shall provide for such lawful compensation to John Hancock as John Hancock and JHVLICO shall determine, provided that such terms, conditions and compensation shall be as set forth in or not inconsistent with a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended, and containing the required information for or forming a part of a registration statement effective under said Act.

      Applications for Policies shall be solicited by insurance agents of JHVLICO who are duly and appropriately licensed for the sale of such Policies in each such state or other jurisdiction. John Hancock shall have responsibility for arranging for such licensing. John Hancock shall review completed applications for Policies in terms of suitability (except to the extent that responsibility for suitability determinations is assumed by other broker-dealers pursuant to the selling agreements referred to in paragraph 10 below) and insurance underwriting and shall determine whether to accept or reject any application in accordance with underwriting rules established by JHVLICO. John Hancock will determine an insured's risk classification pursuant to its own underwriting rules. Initial and subsequent premium payments under Policies shall be made by check payable to JHVLICO. JHVLICO will refund any premiums paid if a Policy is not issued or is surrendered under the short-term cancellation provision.

      2. John Hancock shall pay its registered representatives acting as JHVLICO's agents commissions and service fees in accordance with its then applicable compensation rules and procedures. The maximum commission payable to an agent for selling a policy shall be as set forth in Exhibit A appended hereto. JHVLICO will reimburse John Hancock for commissions, any service fees and for other direct and indirect expenses (including agency expense allowances, general agent, district manager and supervisor compensation, agent training allowances, deferred compensation and insurance benefits of agents, general agents, district managers and supervisors, agency office clerical expenses and advertising) actually incurred in connection with the marketing and sale of Policies.

      3. The books, accounts and records of John Hancock and JHVLICO as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions, including particularly such accounting information as is necessary to support the reasonableness of the amounts to be paid by JHVLICO hereunder and to ensure compliance with applicable regulatory and reporting requirements. To the extent that either of John Hancock or JHVLICO maintains on behalf of the other any records required to be maintained by the other pursuant to 1940 Act Rules 30a- or 30a-2 under the Investment Company Act or pursuant to 1934 Act Rules 17a-3 and 17a-4, such records are the property of the party so required to maintain them and will be surrendered promptly to that party upon its request.

      4. This Agreement shall terminate automatically if it shall be assigned or if the Underwriting Agreement is terminated. This Agreement may be terminated at any time on 60 days' written notice to the other party hereto, without the payment of any penalty, by John Hancock or JHVLICO.

      5. John Hancock will pay the expenses of preparing and printing registration statements, prospectuses and sales literature, all fees and expenses in connection with John Hancock's qualification as a broker-dealer and all other expenses relating to the offering, sale or delivery of Policies. JHVLICO will reimburse John Hancock for registration fees under the Securities Act of 1933, the costs associated with the preparation and printing of registration statements, prospectuses and sales literature and for like expenses actually incurred in connection with the offering, sale and delivery of Policies.

      6. In offering, selling and delivering Policies, John Hancock will duly conform in all respects with the laws of the United States and of each state in which Policies may be offered for sale by it pursuant to this Agreement. Applications will be solicited by registered representatives of John Hancock or any other broker-dealer who have been duly licensed. In connection with the offering, sale or delivery of Policies, John Hancock will not give any information or make any representation other than information and representations contained in or not inconsistent with a prospectus meeting the requirement of Section 10(a) of the Securities Act of 1933 and containing the required information for or forming a part of a registration statement which is effective under said Act.

      7. John Hancock agrees that, in the absence of a fixed account or if no suitable fixed-dollar policy is available from JHVLICO, it will issue a policy of fixed benefit insurance without evidence of insurability in exchange for any Policy whenever the Owner of a Policy elects to exchange the Policy in accordance with its provisions.

       8. JHVLICO undertakes to guarantee the performance of all of John Hancock's obligations, imposed by Section 27(f) of the Investment Company Act of 1940, as amended, and Rules 6e-2(b)(l4)(vi), 6e-3(T)(b)(l3)(vi) and 27d-2(b)
adopted by the Securities and Exchange Commission, to make refunds of charges required of the principal underwriter of Policies issued in connection with the registered separate account.

      9. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

      10. John Hancock and JHVLICO may agree with one or more broker-dealers registered under the Securities Exchange Act of 1934 for the sale of the Policies funded by the registered separate account. Any broker-dealer offering, selling or delivering Policies will agree with John Hancock and JHVLICO to conform duly in all respects with the laws of the United States and of each state in which Contracts may be offered for sale by it. No agent or representative of any such broker-dealer shall solicit applications for Policies until duly licensed and appointed by JHVLICO as a life insurance agent of JHVLICO in the appropriate jurisdiction. John Hancock will compensate other broker-dealers as provided in the selling agreements with such other broker-dealers, and JHVLICO will reimburse John Hancock for such amounts.

      11. This Agreement shall be subject to the applicable provisions of the Federal securities laws and the rules, regulations, and rulings thereunder, including such exemptions as the Securities and Exchange Commission may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

      12. John Hancock shall, in connection with its obligations hereunder, comply with all laws and regulations, whether Federal or state, and whether relating to insurance or securities, including but not limited to the recordkeeping and sales supervision requirements of such laws and regulations and rules of the National Association of Securities Dealers, Inc.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year above written.

Date: August 26, l993

John Hancock Mutual Life Insurance Company

By: WILLIAM L. BOYAN
    ----------------
    William L. Boyan
     President

Date: August 26, 1993

John Hancock Variable Life Insurance Company

By: HENRY D. SHAW/
   --------------
   Henry D., Shaw
    President

                       AMENDMENT TO DISTRIBUTION AGREEMENT

                                  BY AND BETWEEN

                   JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                                      AND

                  JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY


      AGREEMENT made this 1st day of August, 1994, by and between John Hancock Mutual Life Insurance Company ("John Hancock") and John Hancock Variable Life Insurance Company ("JHVLICO"), on its own behalf and on behalf of its several existing and future separate accounts registered under the Investment Company Act of 1940 (the "Investment Company Act"), including without limitation John Hancock Variable Life Accounts U, V and S and John Hancock Variable Annuity Account I.

      WHEREAS, John Hancock and JHVLICO are parties to a distribution agreement dated August 26, 1993 (the "Distribution Agreement") governing the terms and conditions under which John Hancock has undertaken to offer for sale and sell on behalf of JHVLICO, in each state and other jurisdiction where lawfully permitted, certain variable life insurance policies, issued by JHVLICO, whose net premiums are or will be allocated to JHVLICO's registered separate accounts;

      WHEREAS, JHVLICO will continue to issue such variable life insurance policies and will begin to issue variable annuity contracts whose net premiums are or will be allocated to certain JHVLICO registered separate accounts;

      WHEREAS, John Hancock and JHVLICO wish to enter into this Amendment redefining the conditions and terms of the Distribution Agreement and Exhibit A thereto;

      NOW THEREFORE, in consideration of the premises and covenants contained herein, John Hancock and JHVLICO hereby amend the Distribution Agreement and Exhibit A thereto and agree to the following terms:

1. Any reference to "variable life insurance policies" in the Distribution Agreement shall be read "variable life insurance policies and variable annuity contracts"; and

2. Except as otherwise specified in this Amendment, any reference to "Policies" or "policies" in the Distribution Agreement shall include variable life insurance policies, issued by JHVLICO, whose net premiums are or will be allocated to certain JHVLICO registered separate accounts and variable annuity contracts, issued by JHVLICO, whose net premiums are or will be allocated to certain JHVLICO registered separate accounts; and

3. The phrase "With respect to life insurance policies only" should be added to the beginning of provision seven in the Distribution Agreement; and

4. The commission schedule for John Hancock Variable Annuity Account I should be included in

Exhibit A, as shown in the attachment to this Amendment.


      IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the day and year indicated.

JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

         BY: STEPHEN L. BROWN                     AUGUST 2, 1994
            -----------------                     --------------
            Stephen L. Brown                      (date)
            Chairman and Chief Executive Officer

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY on its own behalf and on behalf of its several existing and future registered separate accounts

           BY: HENRY D. SHAW                      AUGUST 5, 1994
              --------------                      --------------
              Henry D. Shaw                       (date)
              President



                                   EXHIBIT A

Scheduled Premium Policy (Flex V)

      Maximum commission of 50% of premium paid under Modified Schedule of premiums in Policy year 1, 10% of such premiums in Policy years 2-4, and 3% of any other premiums.

Annual Premium Policy (VLI)

      Maximum commission of 55% of premium paid in Policy year 1, 15% of premium paid in Policy year 2, 10% of premium paid in Policy years 3-5, 5% of premium paid in Policy years 6-10, and 3% of any other premiums.

Single Premium Policy

      Maximum commission of 3%.

Flexible Premium Variable Survivorship Policy (VEP)

      Maximum commission of 45% of Target Premium paid in Policy year 1, 5% of Target Premium paid in Policy years 2-5, 3% of Target Premium paid in any subsequent years, and 3% of any excess premium in any year.

Individual Deferred Combination Fixed/Variable Annuity Contract (Independence Preferred)

      Maximum commission of 3% of premium on contracts issued to Annuitants issue age 0-70, maximum commission of 2% of premium on contracts issued to Annuitants issue ages 71 and above.

Revised Flexible Premium Policy (New Flex V)

      Maximum Commission of 50% of premium paid up to Required Premium in Policy year 1, 8% of such premiums in Policy years 2-4, and 3% of any other premiums.



Universal Variable Policy (MVL)

      Maximum commission of 50% of premium paid up to Required Premium paid in Policy year 1, 6% of the Target Premium for Policy years 2-4; 3% of the Target Premium in each year thereafter, and 3% of excess premium in any year.

Variable COLI Policy (VCOLI)

      Maximum commission of 14% of Target Premium in Policy years 1-10; 3% of Target Premium in Policy years 11 and thereafter; and 2% of any excess premium paid.

Universal Variable Policy (MVL II)

      Maximum commission of 20% of Target Premium in Policy year 1, plus 6% of the Target Premium for the first Policy year which will be payable in each of Policy years 2-4; 6% of the Target Premium for Policy years 2-4; 3% of the Target Premium paid in each year thereafter; and 3% of excess premium in any year.



                                       (Exhibit A, as amended, December 6, 1995)